Exhibit (h)(134)
JANUS INVESTMENT FUND
ADMINISTRATION AGREEMENT
     THIS ADMINISTRATION AGREEMENT (the “Agreement”) is made this 23rd day of June, 2011, between JANUS INVESTMENT FUND, a Massachusetts business trust (the “Trust”), on behalf of each of its series listed on Schedule A, which may be amended from time to time (each, a “Fund” and together, the “Funds”) and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (“JCM”).
W I T N E S S E T H:
     WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and has registered its shares for public offering under the Securities Act of 1933, as amended;
     WHEREAS, each Fund has previously retained and desires to continue to retain JCM as administrator to furnish administration services;
     WHEREAS, this Agreement supercedes and replaces all prior agreements between each Fund and JCM for administration services; and
     NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, the parties agree as follows:
1.	Administration Services. To the extent the Trust and/or a Fund has not otherwise contracted, JCM shall provide, or arrange for and supervise the provision by others of, administration services for the business of the Trust and each Fund. Services to be provided pursuant to this Agreement are set forth on Schedule B, as may be amended from time to time by mutual agreement of the parties. JCM may cause other entities or persons, whether affiliated or unaffiliated, to perform such services, provided that the provision of any such services remains subject to the supervision of JCM.

2.	Compensation/Reimbursement. Each Fund shall compensate JCM for the services it provides pursuant to this Agreement and/or shall reimburse JCM for the reasonable costs incurred by JCM, its officers, employees and delegates, in providing services pursuant to this Agreement. Compensation and/or reimbursement to be provided to JCM is limited to that set forth on Schedule C. Such compensation/reimbursement shall be paid monthly unless otherwise reflected on Schedule C.

Nothing in this Agreement shall obligate JCM to pay for the services of third parties, including but not limited to, attorneys, auditors, printers, pricing services, third party administrators, or others, engaged directly by the Trust and/or a Fund to perform services on behalf of the Trust or a Fund. However, JCM or its affiliates may make payments to such third parties on behalf of the Trust and/or a Fund and subsequently seek reimbursement of such payments from the Trust and/or the Fund. Such reimbursement shall be paid on a monthly basis, or at such time as the parties may agree. To the extent JCM contracts with others to provide the services it is obligated to provide pursuant to this Agreement, fees paid to the third party shall be borne by JCM, unless the Board of Trustees of the Trust agrees that the Trust and/or a Fund shall pay such fees.

From time to time, JCM may waive all or a portion of its compensation or determine not to seek reimbursement of its costs or payments it is obligated to pay to others as provided for hereunder, or the Board of Trustees may request such a waiver of compensation or reimbursement. JCM shall pay all expenses resulting from regulatory or legal changes impacting the services to be provided to the Trust and/or a Fund pursuant to this Agreement, but such expenses may be paid by the Trust and/or the Fund if such payments are expressly approved by the Board of Trustees of the Trust.

The Trust and/or a Fund may be obligated to pay other costs and expenses pursuant to other agreements between the Trust and/or a Fund and JCM, or as otherwise approved by the Trust’s Board of Trustees.

3.	Expense Allocation Among Funds. The Board of Trustees of the Trust shall determine the basis for making an appropriate allocation between and among the Funds of the compensation paid and reimbursements incurred pursuant to this Agreement. Compensation and/or reimbursements directly attributable to a Fund shall be allocated to that Fund.

4.	Duration, Termination and Assignment. This Agreement shall continue year to year as approved by the Board of Trustees of the Trust. This Agreement may be terminated at any time, without penalty, by either party by giving sixty (60) days advance written notice of termination to the other party, addressed to the principal place of business of that other party. This Agreement automatically terminates upon termination of the Trust. This Agreement may not be assigned by either party without the written consent of both parties. JCM, however, may subcontract with any entity or person concerning the provision of services to be provided under this Agreement, provided that JCM supervises the provision of any such services by such person or entity.

5.	Amendments. This Agreement may be amended at any time by written agreement of both parties.

6.	Limitation of Personal Liability. All the parties hereto acknowledge and agree that all liabilities of the Trust arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Trust and that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing liabilities. The Trust’s Agreement and Declaration of Trust describes in detail the respective responsibilities and limitations on liability of the Trustees, officers and holders of shares of beneficial interest of the Trust.

7.	Liability. JCM shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or any Fund in connection with the matters to which this Agreement relates, except a loss, damage or liability resulting from negligence, fraud or willful misconduct on the part of JCM, its officers, employees, agents or subcontractors in the performance of its duties under this Agreement.

8.	Activities of JCM. The services of JCM to be provided to the Trust hereunder are not to be deemed to be exclusive, and JCM and its affiliates are free to render similar services to other parties.

9.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the 1940 Act. To the extent that the applicable laws of the State of Colorado conflict with applicable provisions of the 1940 Act, the latter shall control.
     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Administration Agreement as of the date and year first above written.

JANUS CAPITAL MANAGEMENT LLC
By:	/s/ Heidi W. Hardin
Heidi W. Hardin
General Counsel and Senior Vice President

JANUS INVESTMENT FUND
By:	/s/ Stephanie Grauerholz-Lofton
Stephanie Grauerholz-Lofton
Vice President and Secretary

SCHEDULE A
INTECH Risk-Managed Core Fund
INTECH Risk-Managed Growth Fund
INTECH Risk-Managed International Fund
INTECH Risk-Managed Value Fund
Janus Asia Equity Fund
Janus Balanced Fund
Janus Contrarian Fund
Janus Dynamic Allocation Fund
Janus Emerging Markets Fund
Janus Enterprise Fund
Janus Flexible Bond Fund
Janus Forty Fund
Janus Fund
Janus Global Bond Fund
Janus Global Life Sciences Fund
Janus Global Real Estate Fund
Janus Global Research Fund
Janus Global Select Fund
Janus Global Technology Fund
Janus Growth and Income Fund
Janus High-Yield Fund
Janus International Equity Fund
Janus Long/Short Fund
Janus Overseas Fund
Janus Protected Series-Growth
Janus Real Return Allocation Fund
Janus Research Fund
Janus Short-Term Bond Fund
Janus Triton Fund
Janus Twenty Fund
Janus Venture Fund
Janus Worldwide Fund
Perkins Global Value Fund
Perkins Large Cap Value Fund
Perkins Mid Cap Value Fund
Perkins Small Cap Value Fund
Perkins Value Plus Income Fund

SCHEDULE B
JCM agrees to provide administration services necessary and appropriate for the business of the Trust and each Fund, including, but not limited to:
a)	Coordinating and supervising relations with service providers of the Trust and the Funds, including but not limited to independent auditors, custodians, depositories, transfer and pricing agents, underwriters, brokers and dealers, insurers, printers, dividend and disbursement agents, proxy service providers, and third party administrators

b)	Internal accounting and audit preparation, coordination and review, expense management, and establishment and maintenance of accounting policies and operations control processes

c)	Preparation and filing of Fund regulatory documents, including but not limited to shareholder reports, registration statements, proxy statements, 24f-2 filings, Form N-Q, Form N-CSR, Form N-SAR, and Form N-PX

d)	Maintaining Fund registration statement updates and maintaining registration in the jurisdictions in which shares of the Funds are offered for sale

e)	Supporting the Board of Trustees of the Trust, coordinating and preparing materials and drafting minutes for each meeting of the Trustees and their Committees, and preparing any other materials, documentation or information as may be requested from time to time by the Trustees

f)	Assisting in the Trust’s procurement of fidelity bond coverage and error and omissions/directors and officers insurance coverage

g)	Preparation and filing of tax documents and reports, including the Trust and Funds’ income tax returns, and determining Fund distributions

h)	Monitoring the Trust’s/Funds’ compliance with Subchapter M of the Internal Revenue Code, and other applicable tax laws and regulations

i)	Preparing all general or routine shareholder communications as may be necessary or required

j)	Executing the pricing process and monitoring the reliability and availability of valuation information received from independent third-party pricing services and brokers

k)	Preparing reports, information, surveys or other analyses to third parties as deemed necessary or desirable by the Trust or any Fund

l)	Providing support for the Board of Trustees of the Trust in connection with the voting of proxies on behalf of the Funds, and coordinating and monitoring the proxy voting process for the Funds

m)	Calculating and supervising publication of the Fund’s (and each share class) daily net asset value quotations, pricing, performance and yield information, and other financial data, consistent with federal securities laws and the Fund’s current prospectus

n)	Corporate action processing and trade reconciliations

o)	Monitoring and reporting on compliance matters relevant to the Trust and each Fund

p)	Providing other services related to this Agreement including drafting, filing and maintaining the Trust’s charter documents and bylaws with regulatory authorities or as otherwise may be necessary or appropriate; drafting, negotiating and maintaining any necessary Fund agreements; and arranging for and preparing or coordinating materials and matters in connection with shareholder meetings

q)	Providing legal and technology support of all administration services provided

r)	Maintaining books and records of the Trust for services under this Agreement in accordance with all applicable federal and state securities laws and regulations

s)	Provide office space, telephones, facilities, equipment, including hardware and software, supplies, and personnel necessary or appropriate to support the services provided under this Agreement

SCHEDULE C
Compensation and/or Reimbursement
JCM shall be reimbursed for its out of pocket costs incurred for the following services provided under this Agreement, including any direct or allocable costs it pays that relate to operations and business of the Trust and/or a Fund to the extent that such direct or allocable costs are reimbursable pursuant to this Agreement. These costs consist of the following: costs for (i) compensation and benefits for the employees providing the following services under this Agreement, (ii) systems, (iii) subscriptions, filings, registration and regulatory related items, and (iv) occupancy, each as follows:
I.	Compensation and Benefits for Employees, by Department and Services Provided
Accounting (Fund and Investment), Financial Reporting and Service Support

•	Striking net asset value of the Funds

•	Proxy Voting

•	Accounting/audit, audit coordination/support, Fund expense management

•	Pricing

•	Valuation services

•	Review of Trust registration statements, Form N-14 filings, proxy statements, 24f-2 filings and any other Fund regulatory filings

•	SSAE review

•	Tax analysis

•	Daily valuations, corporate actions, trade reconciliations

•	Shareholder reports and financial data for regulatory filings
Fund Tax Reporting
•	Determining fund distributions

•	Tax filings and tax documents
Office of the Treasurer
•	Trustee support

•	Technical accounting expertise and oversight

•	Process improvement

•	Technical application/vendor management

•	SSAE 16 review and oversight
Investment Operations
•	Direct administration/management
Legal
•	Blue sky/state and any foreign jurisdiction registration

•	Business Trust filings

•	Trust regulatory filings, including registration statements, Form N-14 filings, proxy statements, shareholder reports, and any other Fund regulatory filings

•	Board of Trustees support and related software/hardware for meeting materials

•	Recordkeeping
Technology
•	Support for each business administration function
II.	Systems, Services and Subscriptions/Direct Costs
Accounting, Pricing and Tax
•	Market data feeds for pricing (e.g., Reuters, FT, S&P)

•	NASDAQ fees

•	PAS/Infoquest Data Storage

•	Valuation Services

•	FASB/PCAOB dues

•	DTC confirms

•	Pricing/ratings subscriptions

•	SIMCORP accounting system license and maintenance costs (fund portion)

•	Auditor expenses (e.g., prospectus review, SSAE 16 control report)
Technology Systems
•	Employees computers/phones

•	Technology applications and desktop support

•	SIMCORP accounting system/support

•	Fund price and performance delivery software

•	Market information systems
Legal
•	Blue sky/state and any foreign jurisdiction registration fees

•	Fees to maintain Trust corporate existence

•	Materials related to meetings of the Board of Trustees and their Committees and related mailing costs
III.	Occupancy
•	Rent/maintenance cost for employees supporting fund administration
IV.	Overhead Costs Attributable to Occupancy and Technology: Out of pocket costs to be paid by the Funds include overhead costs attributable to occupancy and technology, applied as follows:

(i)	Technology: annual rate of $3,200 per full-time employee to cover license fees, equipment, etc.

(ii)	Occupancy: allocated costs based on actual space used by the full time employees providing services under this Agreement; allocation rate applied is based on the same allocation “burden” Janus Capital utilizes in allocating occupancy costs assigned to each cost center at the corporate level based on space utilized by the related full-time employees

Overhead allocations are evaluated at least annually and may be adjusted as appropriate.
V.	Cost Allocation to the Funds
Pursuant to Paragraph 3 of this Agreement, the Trust’s Board of Trustees has determined that costs incurred by the Trust pursuant to this Agreement will be allocated daily to the Funds on a pro rata basis, based on assets under management, and adjusted quarterly based on the actual administration expenses incurred; however, costs directly attributable to a Fund to be allocated to that Fund.